EXHIBIT 10.1

AMERICAN NOBLE GAS, INC.

15612 College Blvd.

Lenexa, KS 66219

US Noble Gas, LLC

402 Orofino Drive

Castle Rock, CO 80108

November 9, 2021

RE: Letter Agreement between American Noble Gas, Inc. (formerly Infinity Energy Resources, Inc.) and U.S. Noble Gas, LLC

Dear Paul:

This Letter Agreement supersedes and replaces that certain term sheet dated April 30, 2021, by and between American Noble Gas, Inc., formerly known as, Infinity Energy Resources, Inc. (“AMFAS”) and U.S. Noble Gas, LLC. (“USNG”). AMGAS and USNG hereby agrees as follows:

1.	AMGAS shall fund 100% of the costs to test the Chase, Reagan and Cedar Hills formation for gas, helium and other noble gases including water and brine production and its mineral content under the direct supervision of USNG, Paul Mendell and the AMGAS Advisory Board.

2.	US Noble Gas will provide the following resources, services and equipment to AMGAS;

●	Paul Mendell - is an affiliate of USNG and as such will advise AMGAS technically with respect to noble gases and minerals. Paul will be responsible for supervising the day-to- day operations of all noble gas activities and mineral recovery activities including but not limited to the following:

○	Daily report reviews, testing/review/interpretation of noble gas and rare earth elements/minerals concentrations produced on AMGAS properties, recommendations of adjustments to flow rates, PH, oxidation rates, temperature adjustments and whatever else is needed to maximize mineral recovery and noble gas recovery.

○	All intellectual property developed by USNG/Paul with respect to minerals and noble gas recovery will remain his, except that AMGAS will be allowed the exclusive right to use it, free of royalty or fees, on AMGAS’s recently acquired 11, 000 acre leasehold in the Otis/Albert Field located on the Kansas Central Uplift (the “Central Kansas Properties”) and its intended acquisition of approximately 52,000 leasehold acres from Bear Petroleum, LLC and any future purchase of leasehold interests/operations that AMGAS may acquire in Rush and Barton Counties in Kansas.

○	Additionally, USNG and all of its affiliates will assist with the Company’s marketing, distribution and any refining process necessary for its noble gas and rare earth elements/mineral including negotiating contracts with potential pipelines and other purchasers of such products.

○	Paul discloses he has an economic interest in a lab in Pampa, Texas that will be doing testing and recovery experiments. AMGAS will retain all rights with respect to whether it elects to use Paul’s lab or third parties for its noble gas and rare earth elements/minerals recovery efforts. Any fees charged to the Company by Paul’s lab will be less than market rates and subject to review by the Company. Any fees greater then $1,000 in any billable month must be approved by AMGAS.

●	Brian Weaver - is an affiliate of USNG and as such will provide services to AMGAS including acting as the Company’s consulting stimulation engineer and assist in all well, gathering line and frac designs as well as helping with preparing internal financial forecast for the company’s projects. Brian is a mechanical engineer and an MBA that currently consults for Liberty Frac.

●	Eric Anderson - is an affiliate of USNG and as such will serve AMGAS as a land professional providing advisory services with respects to contracts, mapping, land acquisitions and other matters related to AMGAS’s acquisitions of land rights, right of ways and easement regarding minerals and noble gases.

●	Mr. Mendel, Weaver and Anderson will be bound by the same non-compete as the members of AMGAS’s Board of Advisors.

●	The separation equipment USNG will supply a gas extraction/separator unit to AMGAS which is a large vessel designed for flows up to 5,000 BWPD at low pressures. It is a dewatering vessel that could be used for multiple wells in the future. USNG will also supply a gas metering device which currently being installed. The equipment US Noble delivers free of charge shall belong to AMGAS along with all data and proprietary information regarding gases and minerals collected.

3.	Consideration provided to USNG for the foregoing resources, services and equipment to AMGAS

●	Warrants - USNG will be assigned warrants to purchase two million (2,000,000) shares of AMGAS common stock exercisable at fifty cents ($.50) per share for a term of five (5) years from the date of this letter agreement. AMGAS agrees to register the shares underlying the warrants on a piggyback basis. The warrants will be granted to the following individuals:

Paul Mendell	832,000
Brian Weaver	500,000
Eric Anderson	668,000
Total:	2,000,000

●	USNG Monthly Fees - A monthly fee will be paid equal to $8,000 per month to USNG beginning at the onset of commercial helium or minerals production and sales. Such monthly fees will become due and payable for any month that AMGAS receives cash receipts in excess of $25,000 derived from the sale of noble gases and/or rare earth elements/minerals. Such amounts will be paid no later than the 3rd business day following AMGAS’s collection of such cash receipts.

4.	Board of Advisors - AMGAS agrees to invite the individuals described in the table below to join an Advisory Board for AMGAS. The role of the Advisory Board is to help attract both industry partners and financial partners for the exploration, development, production and marketing of large helium, noble gas and/or rare earth element/mineral resources, that may exist in the region where AMGAS currently operates. The industry partners would include helium, noble gas and/or rare earth element/mineral purchasers, exploration and development companies from the energy industry and financial partners may include large family offices or small institutions.

●	Noncompetition and duties of the members of the Board of Advisors:

The individuals on the Board of Advisors will not compete with AMGAS in Rush or Barton County Kansas. Any activities outside those counties and located in Kansas will be offered to AMGAS on a first right of refusal basis on mutually acceptable terms. The Advisory Board will serve the best interest of the company with respect to all AMGAS activities with respect to noble gases and rare earth elements/minerals resources, advise regarding markets and contracts and any other related matters that the Company requires.

●	BIOGRAPHIES - the Board of Advisors have provided biographies, which they agree can be used in press releases and SEC filings, which is attached hereto and made a part of this Letter Agreement.

●	Board of Advisors Compensation - The Board of Advisors will receive warrants in AMGAS in the amounts described below and awarded effective as of the date of this Letter Agreement and on the same terms as those warrants described hereinabove

BOARD OF ADVISORS

Tom Harrison	500,000
Paul Mendell	500,000
Jon Gluyas	100,000
Christopher Ballentine	100,000
Total:	1,200,000

5. Disclosure/Public Announcements - USNG and the Board of Advisors understand and agree to cooperative with AMGAS in making any required filing with the Securities and Exchange Commission and public press announcements concerning this USNG letter agreement and the appointment of the Board of Advisors in a manner and form agreed to in writing by both parties.

6. Waiver - No party will be deemed to have waived the exercise of any right that it holds under this Letter unless such waiver is made in writing. No waiver made with respect to any instance involving the exercise of any such right will be deemed to be a waiver with respect to any other instance involving the exercise of the right or with respect to any other such right.

7. Time - Time is of the essence in this Letter.

8. Severability - Each provision of this Letter is intended to be severable, and if any provision is illegal, invalid, or unenforceable in any jurisdiction, this will not affect the legality, validity or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Letter.

9. Governing Law - This Letter will be interpreted and enforced in accordance with the laws of the State of Kansas and the federal laws of the United States of America applicable therein.

This Letter Agreement may be executed by use of electronic signature and may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together, shall constitute one and the same agreement.

IN WITNESS WEREOF, by signing below the undersigned agree and accept the terms of this Letter Agreement and have executed it as of November 9th, 2021.

American Noble Gas, Inc. (formerly known as, Infinity Energy Resources, Inc.)		U.S. Noble Gas, LLC.

By:	/s/ Stanton E. Ross	By:	/s/ Paul Mendell
Name:	Stanton E. Ross	Name:	Paul Mendell
Title:	CEO, President & Chairman	Title:	Managing Member
Phone:	(620) 431-8840	Phone:	(303) 495-4138
Email:	Rossy1979@aol.com	Email:	paulmendell@comcast.net